Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 11, 2019

Relating to Preliminary Prospectus dated September 3, 2019

Registration No. 333-233296

Cloudflare, Inc.

Update and Supplement to Preliminary Prospectus

Dated September 3, 2019

This free writing prospectus relates to the initial public offering of Class A common stock of Cloudflare, Inc. (“Cloudflare”) and updates and supplements the preliminary prospectus dated September 3, 2019 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock. On September 11, 2019, Cloudflare filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock (“Amendment No. 2”), which Amendment No. 2 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 2, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1477333/000119312519242455/d735023ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of our Class A common stock from $10.00 and $12.00 per share to $12.00 to $14.00 per share (the “Price Range Increase”), and (ii) changes related to the Price Range Increase. Please refer to the link above to Amendment No. 2 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Cloudflare has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Cloudflare has filed with the SEC for more complete information about Cloudflare and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866)-471-2526; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866)-803-9204.